Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun, SVP & Chief Financial Officer, (248) 204-8178
Holly Moltane, Director of External Financial Reporting, (248) 204-8590
MEADOWBROOK INSURANCE GROUP, INC.
REPORTS RECORD ANNUAL NET INCOME FOR 2006 OF $22.0 MILLION, UP 23%
•  Year-to-Date Earnings grew 23% to $0.75 Earnings Per Share
•  Quarter-to-Date Earnings grew 21% to $0.20 Earnings Per Share
•  Combined Ratio Improves to 96.8%
SOUTHFIELD, MICHIGAN
February 13, 2007
Year-to-Date Overview:
Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported $22.0 million in net income, or $0.75 per diluted share, for the year ended December 31, 2006. This is an increase of $4.1 million, or 23.0%, from net income of $17.9 million, or $0.60 per diluted share in 2005. Overall underwriting results continued to show improvement during 2006, as a result of our commitment to strong underwriting discipline and improved profitability within our specialty insurance and fee-for-service programs. The results for 2006 are indicative of controls over price adequacy and adherence to our corporate underwriting guidelines.
Commenting on the results, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated:
“2006 was a record earnings year for Meadowbrook. Pre-tax earnings climbed 23% to $31.5 million, despite a more competitive environment. Our combined ratio continued to show the favorable impact of disciplined underwriting and selectivity, as well as process efficiencies, finishing the year at 96.8%. We continued to selectively grow our net written premiums and gross commissions and fees. Strong cash flow and a modestly higher yield produced an increase in investment income of almost 23% over last year. Overall, a very strong performance.”
Full Year 2006 highlights included:
•	Year-to-date earnings per diluted share increased to $0.75, compared to $0.60 in 2005.

•	Return on beginning equity was 12.4%.

•	Book value per share grew to $6.93.

•	GAAP combined ratio improved to 96.8%.

•	Annual cash flow from operations was $74.3 million.

PRESS RELEASE	PAGE 2
Year-to-Date Results:
As noted above, net income for the year ended December 31, 2006, was $22.0 million, or $0.75 per diluted share. This was an increase of 23.0% over 2005 net income of $17.9 million, or $0.60 per diluted share.
Revenues:
Revenues increased $14.2 million, or 4.7%, to $318.2 million for the year ended December 31, 2006, compared to $304.0 million in 2005.
Net earned premiums increased $4.9 million, or 2.0%, to $254.9 million for the year ended December 31, 2006, from $250.0 million in 2005. This increase was primarily the result of selective growth consistent with our corporate underwriting guidelines and our controls over price adequacy, as well as the favorable impact from an increase in our retention levels on certain reinsurance treaties. Offsetting these increases was an overall decrease in audit related premiums in comparison to 2005. Year-to-date overall rates were down 1.0%.
Net commissions and fees increased $5.3 million, or 14.6%, to $41.2 million for the year ended December 31, 2006, from $35.9 million in 2005. Gross commissions and fees, before consolidation, were $91.2 million, compared to $86.7 million in 2005. These increases were the result of higher fee-for-service revenue from a Florida-based program implemented in 2005, our entry into the self-insured workers’ compensation market in Nevada, an increase in commission revenue from our retail agency acquisition in November 2005, and organic growth within existing programs.
Net investment income increased $4.1 million, or 22.8%, to $22.1 million for the year ended December 31, 2006, from $18.0 million in 2005. Average invested assets increased $69.6 million, or 16.4%, to $493.9 million. The increase in average invested assets reflects cash flows from underwriting activities and an incremental and anticipated increase in the duration of our reserves. The increase in average invested assets also reflects $19.4 million in net proceeds received in conjunction with the debentures issued in the third quarter of 2005. The average investment yield increased to 4.5% for December 31, 2006, compared to 4.2% in 2005. The current pre-tax book yield was 4.4%, compared to 4.2% in 2005. The current after-tax book yield was 3.3%, compared to 3.1% in 2005. This increase was primarily the result of the shift in our investment portfolio to tax-exempt investments. The duration of the investment portfolio was 3.9 years.
Expenses:
Incurred losses were $146.3 million for the year ended December 31, 2006, down from $151.5 million in 2005. The loss and loss adjustment expense ratio improved 2.9 percentage points to 62.3%, from 65.2% in 2005. This improvement primarily reflects the overall improved results within the workers’ compensation and professional liability lines of business, partially offset by a single property claim.
Policy acquisition and other underwriting expenses increased to $50.5 million for the year ended December 31, 2006, from $44.4 million in 2005. The GAAP expense ratio increased to 34.5%, from 33.5% in 2005. The increase in the expense ratio reflects a reduction in an accrual for estimated profit-based ceding commissions on an excess reinsurance treaty for a specific commercial transportation program. This decrease was the result of unfavorable loss development on a limited number of excess of loss claims from prior accident years on that specific program. As of December 31, 2006, the recorded accrual for this estimated profit-based ceding commission was less than $150,000; therefore we do not anticipate any further unfavorable adjustments as a result of this. This change in estimate increased the expense ratio by 0.6 percentage points for the year, compared to a favorable impact in 2005 of 0.5 percentage points. Offsetting these increases was a reduction in insurance related assessments.
The GAAP combined ratio improved 1.9 percentage points to 96.8% for the year ended December 31, 2006, from 98.7% in 2005.

PRESS RELEASE	PAGE 3
Salaries and employee benefits for the year ended December 31, 2006 increased $3.3 million, or 6.3%, to $54.6 million, from $51.3 million in 2005. This increase primarily reflects a higher level of variable compensation. In addition, this increase was the result of an increase in staffing levels, primarily due to the recent additions of our Florida-based retail agency and our entry into the self-insured workers’ compensation market in Nevada. Excluding those additions, overall staffing levels for 2006 were slightly higher in comparison to 2005.
Other administrative expenses increased $2.2 million, or 8.2%, to $29.4 million, from $27.2 million for the comparable period in 2005. This increase was the result of slightly higher general operating expenses, primarily due to the recent additions of our Florida-based retail agency and our entry into the self-insured workers’ compensation market in Nevada. In addition, this increase was the result of information technology enhancements.
Interest expense increased $2.1 million to $6.0 million for the year ended December 31, 2006, from $3.9 million in 2005. This increase was primarily the result of the debentures issued in the third quarter of 2005, as well as an overall increase in the average interest rates on our debt. The average interest rate, excluding our debentures, was approximately 6.5% for 2006, compared to 4.8% for 2005.
Fourth Quarter Results:
Net income for the fourth quarter of 2006 was $5.9 million, or $0.20 per diluted share. This was an increase of 20.6%, compared to net income of $4.9 million, or $0.17 per diluted share, in the fourth quarter of 2005.
Revenues:
Revenues increased $3.0 million, or 3.8%, to $79.1 million for the quarter ended December 31, 2006, from $76.1 million for the comparable period in 2005.
Net earned premiums increased $991,000 to $63.6 million for the quarter ended December 31, 2006, from $62.6 million for the comparable period in 2005.
Net commissions and fees increased $990,000, or 11.5%, to $9.6 million for the quarter. This increase was primarily due to higher fee-for-service revenue as a result of our entry into the self-insured workers’ compensation market in Nevada and organic growth within existing programs. In addition, this increase was the result of an increase in commission revenue from our retail agency acquisition in November 2005, offset by a decrease in commission revenue, due to premium reductions on policy renewals in our retail agency division.
Net investment income increased $1.1 million, or 21.9%, to $5.9 million for the quarter ended December 31, 2006, from $4.8 million for the comparable period in 2005. Average invested assets increased $67.3 million, or 15.1%, to $514.5 million for the quarter ended December 31, 2006. The increase in average invested assets reflects cash flows from underwriting activities and an incremental and anticipated increase in the duration of our reserves. The increase in average invested assets also reflects $19.4 million in net proceeds received in conjunction with the debentures issued in the third quarter of 2005. The average investment yield increased to 4.6% for December 31, 2006, compared to 4.3% in 2005. The current pre-tax book yield was 4.4% and the current after-tax book yield was 3.3%, compared to 3.1% for the comparable period in 2005.
Expenses:
Incurred losses decreased $2.2 million, or 5.9%, to $36.0 million for the quarter ended December 31, 2006, from $38.2 million for the comparable period in 2005. The loss and loss adjustment expense ratio improved

PRESS RELEASE	PAGE 4
4.0 percentage points to 61.5%, from 65.5% in 2005. This improvement primarily reflects the overall improved results within the workers’ compensation and professional liability lines of business, partially offset by a single large workers’ compensation claim.
Policy acquisition and other underwriting expenses increased $2.1 million, or 19.8%, to $12.8 million for the quarter ended December 31, 2006, from $10.7 million in 2005. The GAAP expense ratio was 35.1% for the quarter, compared to 33.2% for the comparable period in 2005. The increase in the expense ratio for the quarter in comparison to 2005 was primarily due to a favorable impact recognized in 2005 as a result of an accrual adjustment related to estimated profit-based ceding commissions on an excess reinsurance treaty for a specific commercial transportation program.
The GAAP combined ratio for the fourth quarter of 2006 was 96.6%, compared to 98.7% in 2005.
Salaries and employee benefits for the quarter ended December 31, 2006 increased $1.0 million, or 8.3%, to $13.2 million, from $12.2 million in 2005. This increase was primarily the result of our recent entry into the self-insured workers’ compensation market in Nevada. Excluding this addition, overall staffing levels in 2006 were slightly higher in comparison to 2005. In addition, this change was the result of an increase in variable compensation in comparison to 2005.
Other administrative expenses remained flat at $7.3 million.
Interest expense increased $202,000, or 15.2%, to $1.5 million for the quarter, from $1.3 million in 2005. This increase was primarily the result of overall higher average interest rates on our debt. The average interest rate, excluding our debentures, was approximately 6.7% for 2006, compared to 6.2% for 2005.
Other Matters:
Shareholders’ Equity:
Shareholders’ equity increased to $201.7 million, or $6.93 per common share, at December 31, 2006, compared to $177.4 million, or $6.19 per common share, at December 31, 2005. This $0.74 per share increase in book value primarily reflects year-to-date earnings. Return on beginning equity was 12.4% in 2006, compared to 10.7% in 2005. The investment portfolio is invested 99.7% in investment grade fixed income securities. We continue to invest in securities with minimum credit risk.
At December 31, 2006, our debt-to-equity ratio was 31.2%, compared to 34.4% at December 31, 2005. Excluding the interest only, 30-year debentures, the debt-to-equity ratio would be 3.5% at December 31, 2006, compared to 2.8% at December 31, 2005.
Statutory Surplus:
Statutory surplus increased $24.0 million in 2006, to $165.1 million, from $141.1 million at December 31, 2005. The increase in statutory surplus was primarily due to statutory net income.
Income Taxes:
The effective federal tax rate for the year ended December 31, 2006 was 29.3%, compared to 28.3% in 2005. The increase in the effective tax rate was the result of the increased proportion of income taxed at a 35% rate due to the improvement in underwriting income, offset by a shift towards increasing investments in tax-exempt securities. Our effective tax rate differs from the 35% statutory rate, primarily due to interest income from tax-exempt securities.
Long Term Incentive Plan Distribution:

PRESS RELEASE	PAGE 5
On February 8, 2007, the Board of Directors approved the distribution of the awards under the Company’s Long Term Incentive Plan (“the Plan”) for the three years 2004-2006. The Plan established a three year performance target based upon the average ROE and provided for the opportunity to earn both cash and stock awards upon achievement of specified financial goals over the performance period. With the achievement of the performance target, the Plan awards were therefore payable to the participants. One half of the award is payable in cash and will be paid over a three-year period. The other half of the award is payable in common stock. The stock awards were issued on a net basis with an appropriate number of shares being held back for the payment of the associated withholding taxes based upon the fair value of the award.
2007 Guidance:
As previously announced, our full year 2007 anticipated earnings are expected to grow to between $0.80-$0.85 per share. Our outlook includes the following targets: gross written premiums of $375.0 million to $385.0 million, gross commissions and fees of $92.0 million to $94.0 million, and a combined ratio of between 97.5% and 98.5%. As the 2007 quarterly results unfold, we will make an effort to refine our expectations further based upon actual results.
About Meadowbrook Insurance Group
A leader in the alternative risk market, Meadowbrook is a program-based risk management company, specializing in alternative risk management solutions for agents, brokers, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company’s most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

PRESS RELEASE	PAGE 6
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	DECEMBER 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2006	2005
BALANCE SHEET DATA

ASSETS
Cash and invested assets	$527,600	$460,233
Premium & agents balances	85,578	84,807
Reinsurance recoverable	202,679	202,581
Deferred policy acquisition costs	27,902	26,371
Prepaid reinsurance premiums	20,425	24,588
Goodwill	31,502	30,802
Other assets	73,314	71,962

Total Assets	$969,000	$901,344

LIABILITIES
Loss and loss adjustment expense reserves	$501,077	$458,677
Unearned premium reserves	144,575	140,990
Debt	7,000	7,000
Debentures	55,930	55,930
Other liabilities	58,725	61,382

Total Liabilities	767,307	723,979

STOCKHOLDERS’ EQUITY
Common stockholders’ equity	201,693	177,365

Total Liabilities & Stockholders’ Equity	$969,000	$901,344

Book value per common share	$6.93	$6.19

Book value per common share excluding unrealized gain/loss on available for sale securities, net of deferred taxes	$6.96	$6.23

PRESS RELEASE	PAGE 7
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE QUARTER		FOR THE TWELVE MONTHS
Share & Per Share Data)	ENDED DECEMBER 31,		ENDED DECEMBER 31,
	2006	2005	2006	2005
SUMMARY DATA
Gross written premiums	$81,774	$79,183	$330,872	$332,209
Net written premiums	65,177	60,436	262,668	258,134

REVENUES
Net earned premiums	$63,594	$62,603	$254,920	$249,959
Commissions and fees (net)	9,573	8,583	41,172	35,916
Net investment income	5,872	4,816	22,075	17,975
Net realized gains	23	136	69	167

Total Revenues	79,062	76,138	318,236	304,017

EXPENSES
Net losses & loss adjustment expenses (1)	35,975	38,211	146,293	151,542
Salaries & employee benefits	13,172	12,165	54,569	51,331
Interest expense	1,531	1,329	5,976	3,856
Policy acquisition and other underwriting expenses (1)	12,816	10,699	50,479	44,439
Other administrative expenses	7,272	7,315	29,414	27,183

Total Expenses	70,766	69,719	286,731	278,351

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS	8,296	6,419	31,505	25,666
Income tax expense	2,384	1,507	9,599	7,757
Equity earnings of affiliates	29	13	128	1

NET INCOME	$5,941	$4,925	$22,034	$17,910

NET OPERATING INCOME (2)	$5,926	$4,837	$21,989	$17,801

Diluted earnings per common share
Net income	$0.20	$0.17	$0.75	$0.60
Net operating income	$0.20	$0.16	$0.74	$0.60
Diluted weighted average common shares outstanding	29,656,475	29,406,994	29,566,141	29,653,067

GAAP ratios:
Loss & LAE ratio	61.5%	65.5%	62.3%	65.2%
Other underwriting expense ratio	35.1%	33.2%	34.5%	33.5%

GAAP combined ratio	96.6%	98.7%	96.8%	98.7%

(1)	Both the loss and loss adjustment and expense ratios are calculated based upon the unconsolidated insurance company operations. The following supplemental information sets forth the intercompany fees, which are eliminated upon consolidation.

(2)	While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Net operating income is net income less realized gains (losses) net of taxes associated with such gains (losses).

PRESS RELEASE	PAGE 8
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
SUPPLEMENTAL INFORMATION

	FOR THE QUARTER		FOR THE TWELVE MONTHS
	ENDED DECEMBER 31,		ENDED DECEMBER 31,
(In Thousands)	2006	2005	2006	2005

Unconsolidated GAAP data — Ratio Calculation Table:
Net earned premiums	$63,594	$62,603	$254,920	$249,959

Consolidated net loss and LAE (1)	$35,975	$38,211	$146,293	$151,542
Intercompany claim fees	3,135	2,786	12,553	11,523

Unconsolidated net loss and LAE	$39,110	$40,997	$158,846	$163,065

GAAP loss and LAE ratio	61.5%	65.5%	62.3%	65.2%

Consolidated policy acquisition and other underwriting expenses (1)	$12,816	$10,699	$50,479	$44,439
Intercompany administrative and other underwriting fees	9,512	10,060	37,442	39,231

Unconsolidated policy acquisition and other underwriting expenses	$22,328	$20,759	$87,921	$83,670

GAAP other underwriting expense ratio	35.1%	33.2%	34.5%	33.5%

GAAP combined ratio	96.6%	98.7%	96.8%	98.7%

	2006	2005	2006	2005

Unconsolidated GAAP data — Gross Commissions and Fees:

Managed programs:
Management fees	$4,394	$4,117	$18,714	$16,741
Claims fees	2,030	1,796	8,776	7,113
Loss control fees	533	521	2,216	2,260
Reinsurance brokerage	95	97	735	660

Total managed programs	7,052	6,531	30,441	26,774
Agency commissions	2,745	2,445	12,285	11,304
Intersegment revenue	(224)	(393)	(1,554)	(2,162)

Net commissions and fees	9,573	8,583	41,172	35,916
Intercompany commissions and fees	12,647	12,846	49,995	50,754

Gross commissions and fees	$22,220	$21,429	$91,167	$86,670

(1)	Both the loss and loss adjustment and expense ratios are calculated based upon the unconsolidated insurance company operations. The above table sets forth the intercompany fees, which are eliminated in consolidation. The GAAP combined ratio is the sum of the GAAP loss and loss adjustment expense ratio and the GAAP expense ratio. The GAAP loss and loss adjustment expense ratio is the unconsolidated net loss and loss adjustment expense in relation to net earned premium. The GAAP expense ratio is the unconsolidated policy acquisition and other underwriting expenses in relation to net earned premium.

PRESS RELEASE	PAGE 9
MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except Share & Per Share Data)	2003A	2004A	Q105A	Q205A	Q305A	Q405A	2005A	Q106A	Q206A	Q306A	Q406A	2006A

SUMMARY DATA
Gross written premiums	$253,280	$313,493	$90,992	$75,959	$86,075	$79,183	$332,209	$89,010	$74,261	$85,827	$81,774	$330,872
Net written premiums	189,827	233,961	68,990	61,288	67,420	60,436	258,134	69,381	59,205	68,905	65,177	262,668

INCOME STATEMENT

REVENUES
Net earned premiums	$151,205	$214,493	$60,787	$63,364	$63,205	$62,603	$249,959	$63,124	$64,514	$63,688	$63,594	$254,920
Commissions and fees (net)	45,291	40,535	10,099	8,034	9,200	8,583	35,916	11,289	10,698	9,612	9,573	41,172
Net investment income	13,484	14,911	4,091	4,477	4,591	4,816	17,975	5,239	5,380	5,584	5,872	22,075
Net realized gains (losses)	823	339	(114)	104	41	136	167	(7)	25	28	23	69

Total Revenues	210,803	270,278	74,863	75,979	77,037	76,138	304,017	79,645	80,617	78,912	79,062	318,236

EXPENSES
Net losses & loss adjustment expenses	98,472	135,938	37,134	37,728	38,469	38,211	151,542	37,043	37,146	36,129	35,975	146,293
Policy acquisition and other underwriting expenses	23,606	33,424	10,822	10,971	11,947	10,699	44,439	11,424	13,180	13,059	12,816	50,479
Other administrative expenses	23,232	25,964	7,785	6,046	6,037	7,315	27,183	7,959	7,275	6,908	7,272	29,414
Salaries & employee benefits	48,238	52,297	12,605	13,648	12,913	12,165	51,331	13,368	13,846	14,183	13,172	54,569
Interest expense	977	2,281	773	806	948	1,329	3,856	1,388	1,499	1,558	1,531	5,976

Total Expenses	194,525	249,904	69,119	69,199	70,314	69,719	278,351	71,182	72,946	71,837	70,766	286,731

INCOME BEFORE TAXES AND EQUITY EARNINGS	16,278	20,374	5,744	6,780	6,723	6,419	25,666	8,463	7,671	7,075	8,296	31,505
Income tax expense	6,182	6,352	1,952	2,250	2,048	1,507	7,757	2,847	2,312	2,056	2,384	9,599
Equity earnings (loss) of affiliates	3	39	(49)	50	(13)	13	1	9	16	74	29	128

NET INCOME	$10,099	$14,061	$3,743	$4,580	$4,662	$4,925	$17,910	$5,625	$5,375	$5,093	$5,941	$22,034
Net realized capital gain (loss), net of tax	543	224	(74)	68	27	88	109	(4)	16	18	15	45

OPERATING INCOME	$9,556	$13,837	$3,817	$4,512	$4,635	$4,837	$17,801	$5,629	$5,359	$5,075	$5,926	$21,989

Weighted average common shares outstanding	29,268,799	29,420,508	29,481,870	29,443,933	29,269,638	29,406,994	29,653,067	29,452,693	29,571,925	29,498,596	29,656,475	29,566,141
Shares O/S at end of the period	29,022,435	29,074,832	29,017,682	29,172,892	28,759,282	28,672,009	28,672,009	28,814,544	28,833,616	29,048,146	29,107,818	29,107,818

PER SHARE DATA (Diluted)
Net income	$0.35	$0.48	$0.13	$0.16	$0.16	$0.17	$0.60	$0.19	$0.18	$0.17	$0.20	$0.75
Net realized gain (loss), net of tax	$0.02	$0.01	$—	$0.01	$—	$0.01	$—	$—	$—	$—	$—	$0.01
Operating income	$0.33	$0.47	$0.13	$0.15	$0.16	$0.16	$0.60	$0.19	$0.18	$0.17	$0.20	$0.74

OPERATING RATIO ANALYSIS
GAAP Loss & LAE ratio	70.1%	67.9%	65.6%	64.4%	65.5%	65.5%	65.2%	63.7%	62.4%	61.7%	61.5%	62.3%
GAAP Expense ratio	34.3%	33.5%	33.7%	32.7%	34.3%	33.2%	33.5%	32.5%	34.8%	35.5%	35.1%	34.5%

GAAP Combined ratio	104.4%	101.4%	99.3%	97.1%	99.8%	98.7%	98.7%	96.2%	97.2%	97.2%	96.6%	96.8%

Unconsolidated GAAP data — Ratio Calculation Table:
Net earned premiums	$151,205	$214,493	$60,787	$63,364	$63,205	$62,603	$249,959	$63,124	$64,514	$63,688	$63,594	$254,920

Consolidated net loss and LAE	$98,472	$135,938	$37,134	$37,728	$38,469	$38,211	$151,542	$37,043	$37,146	$36,129	$35,975	$146,293
Intercompany claim fees	7,514	9,691	2,716	3,077	2,944	2,786	11,523	3,158	3,115	3,145	3,135	12,553

Unconsolidated net loss and LAE	$105,986	$145,629	$39,850	$40,805	$41,413	$40,997	$163,065	$40,201	$40,261	$39,274	$39,110	$158,846

GAAP Net loss and LAE ratio	70.1%	67.9%	65.6%	64.4%	65.5%	65.5%	65.2%	63.7%	62.4%	61.7%	61.5%	62.3%

Consolidated Policy acquisition and other underwriting expenses	$23,606	$33,424	$10,822	$10,971	$11,947	$10,699	$44,439	$11,424	$13,180	$13,059	$12,816	$50,479
Intercompany administrative and other underwriting fees	28,296	38,359	9,656	9,772	9,743	10,060	39,231	9,117	9,291	9,522	9,512	37,442

Unconsolidated policy acquisition and other underwriting expenses	$51,902	$71,783	$20,478	$20,743	$21,690	$20,759	$83,670	$20,541	$22,471	$22,581	$22,328	$87,921

GAAP Expense ratio	34.3%	33.5%	33.7%	32.7%	34.3%	33.2%	33.5%	32.5%	34.8%	35.5%	35.1%	34.5%

GAAP Combined Ratio	104.4%	101.4%	99.3%	97.1%	99.8%	98.7%	98.7%	96.2%	97.2%	97.2%	96.6%	96.8%

Unconsolidated Commissions & Fees
Managed programs:
Management fees	$18,751	$16,253	$4,196	$4,100	$4,328	$4,117	$16,741	$4,531	$5,090	4,699	4,394	$18,714
Claims fees	14,756	13,207	1,752	1,766	1,799	1,796	7,113	2,100	2,351	2,295	2,030	8,776
Loss control fees	2,303	2,174	573	555	611	521	2,260	538	593	552	533	2,216
Reinsurance brokerage	308	420	345	94	124	97	660	418	143	79	95	735

Total managed programs	36,118	32,054	6,866	6,515	6,862	6,531	26,774	7,587	8,177	7,625	7,052	30,441
Agency commissions	9,378	9,805	3,960	1,982	2,917	2,445	11,304	4,261	2,878	2,401	2,745	12,285
Intersegment commissions and fees	(205)	(1,324)	(727)	(463)	(579)	(393)	(2,162)	(559)	(357)	(414)	(224)	(1,554)

Net Commissions and fees	45,291	40,535	10,099	8,034	9,200	8,583	35,916	11,289	10,698	9,612	9,573	41,172
Intercompany commissions and fees	35,810	48,050	12,372	12,849	12,687	12,846	50,754	12,275	12,406	12,667	12,647	49,995

Gross commissions and fees	$81,101	$88,585	$22,471	$20,883	$21,887	$21,429	$86,670	$23,564	$23,104	$22,279	$22,220	$91,167